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                                              EXHIBIT D-6(c)
                  PUBLIC SERVICE COMMISSION
                      OF WEST VIRGINIA
                         CHARLESTON

                 Entered: December 18, 1997

CASE NO. 97-1416-E-PC

MONONGAHELA POWER COMPANY and
THE POTOMAC EDISON COMPANY, dba
ALLEGHENY POWER
     Petition for consent and approval
     of Amendment to Money Pool Agreement.

                    RECOMMENDED DECISION

     On October 20, 1997, Monongahela Power Company and The Potomac Edison Company, dba Allegheny Power (the Companies), filed a petition, pursuant to West Virginia Code 24-2-12, seeking Commission consent and approval to amend their Allegheny Power System Money Pool Agreement (the Money
Pool). The Money Pool is an internal financing facility in which the excess funds of some participants are used to satisfy the short-term borrowing needs of other participants. Participants in the Money Pool are Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, Allegheny Generating Company (AGC) and Allegheny Power System, Inc. (APS, Inc.). 1. AGC may only borrow from the Money Pool and APS, Inc., may only lend to the Money Pool. Daily balancing of each Money Pool participant and the overall administration of the Money Pool are performed by Allegheny Power Service Corporation, the agent of the participants. The operation of the Money Pool is designed to match, on a daily basis, the available cash and short-term borrowing requirements of the participants, thereby minimizing the need to borrow funds in the external short-term capital markets. Any excess funds from the Money Pool are to be invested according to guidelines outlined in the Money Pool Agreement. No unregulated affiliates can participate in the Money Pool.

     In September 1991, the Companies herein applied to the Commission for approval to enter into the Money Pool
Agreement and to participate in the same. By Commission
Order finalized on February 13, 1992, Monongahela and
Potomac Edison were authorized by the Commission to enter into the Money Pool arrangement among the Allegheny Power
System companies. 2 In their most recent base rate case proceedings, both Monongahela and Potomac Edison

     1 On October 1, 1997, APS, Inc., changed its name to
Allegheny Energy, Inc.
     2 See, Case No. 91-710-E-PC.


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requested recovery of the Money Pool expenses for ratemaking purposes.3 Such rate recovery was granted by the orders of the Commission in those base rate proceedings dated
September 30, 1994 (ALJ Decision), and March 17, 1995
(Commission Decision).

     The Companies desire to amend the Money Pool Agreement in the following respects, to-wit:

     (a) Under the prior Agreement, interest income and expense were calculated "using the previous day's federal funds effective interest rate as quoted by the Federal Reserve Bank of New York." A revision has been made which adds to the end of that sentence the following: "as long as this rate is at least four basis points lower than the previous day's seven-day commercial paper rate, as quoted by the same resource. Whenever the federal fund rate is not at least four basis points lower than the seven-day commercial paper rate, the seven-day commercial paper rate, minus four basis points, should be used";
     (b) The interest income resulting from the external investments will be accrued daily instead of booked upon receipt. Interest income will be allocated to members of the Pool on a basis equal to their prorata share of net contributions in the Pool throughout the month, instead of the net contributions on the day the investment was placed. Also added to the Agreement is a sentence that the allocation of interest income will be settled on a cash basis on the last business day of each month;

     (c) In all other respects, the Money Pool Agreement remains the same.

     The Companies assert that using the Money Pool is a more efficient method of managing the funds of the subsidiaries. They believe that the cost of the proposed borrowing through the Money Pool will generally be more favorable to the borrowing participants than the comparable costs of external short-term borrowing and that the yield to the participants contributing available funds to the Money Pool will generally be higher than the typical yield on short-term investments. The Companies also assert that the terms and conditions of the amendments to the Money Pool Agreement are fair and reasonable and will not grant an undue advantage to any party to the transactions and that the Commission's approval of the proposed amendments to the Money Pool Agreement is in the best interest of the Companies' West Virginia customers.

     3 See, Case Nos. 94-0035-E-42T and 94-0027-E-42T

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     By order dated November 18, 1997, the Commission
referred this matter to the Division of Administrative Law
Judges for disposition and ordered that an Administrative
Law Judge's decision be rendered on or before May 19, 1998.

     On December 11, 1997, Staff Attorney Caryn Watson Short filed a Final Joint Staff Memorandum. A Utilities Division Final Staff Recommendation, dated December 10, 1997, from Diane Davis Calvert, Senior Utilities Analyst, Special Studies Section, Utilities Division, was attached thereto. Both of these memoranda recommended the petition filed herein on October 20, 1997, be approved, subject to the conditions set forth in the Commission's initial February 13, 1992 approval of the Money Pool Agreement.

                      FINDINGS OF FACT

     1. On October 20, 1997, Monongahela Power Company and The Potomac Edison Company, dba Allegheny Power, filed a petition seeking Commission consent and approval to amend their Allegheny Power System Money Pool Agreement. (See, October 20, 1997 filing).
     2. Commission Staff recommended that the petition be approved, subject to the conditions of Commission approval of the underlying Money Pool Agreement, as enunciated in Case No. 91-710-E-PC. (See, Final Joint Staff Memorandum and attachment filed December 11, 1997).

                      CONCLUSION OF LAW

     Upon consideration of all of the above, the undersigned Administrative Law Judge is of the opinion that the petition filed herein on October 20, 1997, by Monongahela Power Company and the Potomac Edison Company, dba Allegheny Power, seeking Commission consent and approval for amendments to the Allegheny Power System Money Pool Agreement, should be approved.

                            ORDER

     IT IS, THEREFORE, ORDERED that the petition filed herein on October 20, 1997, by Monongahela Power Company and The Potomac Edison Company, dba Allegheny Power, filed a petition seeking Commission consent and approval for certain amendments to the Allegheny Power System Money Pool Agreement, be, and hereby is, granted, without specifically approving the terms and conditions thereof.

     IT IS FURTHER ORDERED    that the approval herin
granted shall in no way be construed to preclude or prevent the Commission or its Staff from reviewing or challenging the reasonableness of any specific transaction under the Money Pool Agreement or the reasonableness of its underlying terms and conditions for ratemaking purposes.

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     IT IS FURTHER ORDERED that this matter be, and hereby
is, removed from the Commission's docket of open cases.

     The Executive Secretary is hereby ordered to serve a copy of this order upon the Commission by hand delivery, and upon all parties of record by United States Certified Mail, return receipt requested.

     Leave is hereby granted to the parties to file written exceptions supported by a brief with the Executive Secretary of the Commission within fifteen (15) days of the date this order is mailed. If exceptions are filed, the parties filing exceptions shall certify to the Executive Secretary that all parties of record have been served said exceptions.

     If no exceptions are so filed this order shall become the order of the Commission, without further action or order, five (5) days following the expiration of the aforesaid fifteen (15) day time period, unless it is ordered stayed or postponed by the Commission.

     Any party may request waiver of the right to file exceptions to an Administrative Law Judge's Order by filing an appropriate petition in writing with the Secretary. No such waiver will be effective until approved by order of the Commission, nor shall any such waiver operate to make any Administrative Law Judge's Order or Decision the order of the Commission sooner than five (5) days after approval of such waiver by the Commission.




                              /s/ Melissa K. Marland
                              Melissa K. Marland
                              Chief Administrative Law Judge


MKM/JC:pst